EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-115918, 333-85608, 333-83516, 333-15429, 333-211735, and 333-1972011) of Martin Marietta Materials, Inc. of our report dated February 24, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the segment change discussed in Note O and the recently adopted accounting principles discussed in Note A as to which the date is May 12, 2017, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
May 12, 2017